UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 15, 2015

SPENDSMART NETWORKS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-27145	33-0756798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

805 Aerovista Place, Suite 205 San Luis Obispo, CA	93401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 497-6081

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Lease Agreement

On July 17 2015, SpendSmart Networks, Inc., a Delaware corporation (the “Company”), entered into a lease agreement with Sea Oak, LP (the “Landlord”), under which the Company has agreed to lease approximately 2,913 square feet of office space it be utilized for additional sales personnel, the office to be located at 3450 Broad Street, Suite 104, San Luis Obispo, CA 93401.  The term of the lease will commence on July 17, 2015 and continue for forty months. The Company has an option to renew the lease for two renewal terms of three years each.

Under the lease agreement, the first four months are rent-free and then the base rent will be approximately $4,136 per month for the following twelve months.  The base rent will increase to approximately $4,748 per month for the twelve months thereafter and $4,864 per month for the twelve months thereafter.  In addition to monthly base rent, the Company will pay its pro rata share of the Landlord’s common area operating expenses associated with the premises. If the Company exercises its option to renew the lease, the base rent will be negotiated between the parties to determine the appropriate market rate at that time. The foregoing description of the lease agreement does not purport to be a complete description, and is qualified in its entirety by reference to Exhibit 10.1.

Convertible Note/Warrant

On July 15, 2015, the Company issued a Convertible Promissory Note to holder Techno-Ventures in the principal amount of $400,000 inclusive of interest. The Note is for a term of six months. The Note bears interest at twelve percent per annum. The Note is secured by the assets of the Company. The Note may be converted into shares of the Company’s common stock at $0.75 per share. The Company also issued the holder warrants to purchase 500,000 shares of the Company’s common stock. The warrants have an exercise price of $0.75 per share and have a term of two years. The Company plans to use net proceeds from the sale of the note for general working capital. The Note was offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Company raised gross proceeds of $376,000 and issued warrants to acquire 500,000 shares of common stock.

The summary of the transactions described above is qualified in its entirety by reference to the Note and Warrant which are filed as Exhibits 4.1, and 4.2 respectively.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Reference is made to the discussion in Item 1.01 above with respect to the obligation of the Company pursuant to the Convertible Note.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report regarding the Convertible Note is incorporated by reference into this Item 3.02.  The offer and sale of the Note were made in reliance on the exemption from registration afforded under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The sale of the Note was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.  This current report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

4.1	Convertible Promissory Note
4.2	Warrant
10.1	Lease

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPENDSMART NETWORKS, INC.
/s/ Alex Minicucci
Dated: July 21, 2015	By:	Alex Minicucci
Chief Executive Officer